Contract Amendment

The Company has issued this amendment as a part of the Entire Contract.  If there are any conflicts between this amendment and all forms issued with the Contract Number indicated below, the provisions of this amendment will prevail.  This amendment has been issued by the Company on the Amendment Issue Date and shall take effect as of the Amendment Effective Date, both of which are indicated below.  Defined terms and contractual provisions are set forth in the Contract Number indicated below or are added in this amendment.

Contract Number:    [870152]
Amendment Issue Date:    [4/11/2016]
Amendment Effective Date:   [11/01/2014]

As requested, the Eligible Person(s) has been changed on your contract.

The Eligible Person(s) on your contract are:                        [John Doe]
[Jane Doe]

In all other respects, the provisions, conditions, exceptions, and limitations contained in the Contract Number indicated above remain in force, unchanged, and apply to this amendment.

Signed for the Company at its home office.

Allianz Life Insurance Company
Of North America

           Gretchen Cepek                                                          Walter R. White
Secretary                                                      President and CEO

USA-2034 1                   Eligible Person Change rev. 10.2018